Exhibit 10.2

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
PERFORMANCE SHARES -- EBIT
STOCK INCENTIVE AWARD AGREEMENT

Team Member:	«Name»
Personnel Number:	[ ]
Award:	[Target Quantity Granted] Performance Shares
Grant Date	November 28, 2016
Initial Measurement Date:	October 2, 2016
Final Measurement Date:	September 28, 2019
Vesting Date:	November 18, 2019

Exhibit 10.2

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation (“Tyson”), to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award (as provided on the cover page) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Performance Shares EBIT Stock Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Definitions.

2.1.	"Cause," "Disability," “Good Reason,” and "Release" shall have the same meanings as set forth in your employment agreement with Tyson in effect at the time of this Award (the “Employment Agreement”).

2.2.
"EBIT" shall mean Tyson's operating earnings, as adjusted for unusual or unique items, such as one-time gains or losses, in the reasonable discretion of the Compensation and Leadership Development Committee.

2.3.	"EBIT Goal" for the Measurement Period shall be a cumulative EBIT of ___.

2.4.	"Final Measurement Date" shall mean the date identified as such on the cover page.

2.5.	“Grant Date” shall mean the date identified as such on the cover page.

2.6.	"Initial Measurement Date" shall mean the date identified as such on the cover page.

2.7.	"Measurement Period" shall mean the three fiscal year period from the Initial Measurement Date to the Final Measurement Date.

2.8.	“Performance Shares” shall mean the shares of Tyson's Class A common stock subject to this Award Agreement.

2.9.	“Vesting Date” shall mean the date on the cover page.

2.10.	“Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.

3.	Vesting.

3.1.
Vesting and Forfeiture. The Award which has become payable pursuant to the performance measure and benchmarks set forth below shall be considered as fully earned by you, subject to the further provisions of this Section 3. Any Award which does not become payable in accordance with the performance measure and benchmarks or the provisions of this Section 3 on account of: (i) your Termination of Employment with Tyson and/or its affiliates before the Vesting Date or (ii) the failure to satisfy the performance measure or benchmarks provided below, will be forfeited back to Tyson.

3.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement before the Vesting Date, you will be entitled to a pro rata portion of your Award if the applicable performance measure is satisfied. The pro rata portion of your Award shall equal the percentage of the total Vesting Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Vesting Date. For purposes of this Agreement, “Retirement” shall mean your voluntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the date you attain age 62.

3.3.
Termination by Tyson without Cause or by you for Good Reason. In the event that your employment is terminated by Tyson for reasons other than death, Disability, Retirement, or Cause, or by you for Good Reason, and subject to your timely execution and non-revocation of a Release, you will become entitled to a pro rata portion of your Award if the applicable performance measure is satisfied. The pro rata portion of your Award shall equal the percentage of the total Vesting Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Vesting Date.

3.4.
Change in Control. Following a Change in Control, and on the earlier of: (i) the date you are involuntarily terminated without Cause (as defined in your Employment Agreement) or (ii) sixty (60) days after the Change in Control, you shall become entitled to payment of Tyson’s Class A common stock equal to 200% of the Award. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or

Exhibit 10.2

limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

4.
Performance Measure. The extent, if any, to which you shall have the right to payment of the Award shall depend upon your continuous employment throughout the Vesting Period and the extent to which the applicable performance measure or benchmark has been satisfied as of the Final Measurement Date, as specified below:

The Award shall have the following benchmarks:

(i)    If EBIT for a Measurement Period is equal to eighty percent (80%) of the EBIT Goal there shall be a payment of Performance Shares to you equal to 50% of the Award;
(ii)    If EBIT for a Measurement Period is equal to one hundred percent (100%) of the EBIT Goal there shall be a payment of Performance Shares to you equal to 100% of the Award; and
(iii)    If EBIT for a Measurement Period is equal to one hundred twenty percent (120%) of the EBIT Goal there shall be a payment of Performance Shares to you equal to 200% of the Award.
Performance between the foregoing benchmarks shall result in the payment of a number of Performance Shares to you determined as a matter of applying a straight-line interpolation as follows: (a) if EBIT exceeds the 80% benchmark but falls below the 100% benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (i) and the number specified in clause (ii) above; and (b) if EBIT exceeds 100% but falls below 120% of the benchmark, the straight-line interpolation shall be between the number of Performance Shares specified in clause (ii) and the number specified in clause (iii) above.

5.
Payment of Award. The Performance Shares that may become payable pursuant to this Award Agreement shall be determined based upon the highest benchmark attained in the respective category. In other words, the attainment of multiple benchmarks under this Award Agreement will not result in the payment of a cumulative number of Performance Shares for each benchmark achieved. Your Award, if any, will be earned on the Vesting Date and delivered thereafter. Payment shall be made in shares of Tyson’s Class A common stock.

6.
Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes from this Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable under the terms of the Plan, but not to exceed the required minimum statutory withholding.

7.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

8.
Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.
Entire Agreement. Subject to the terms and conditions of the Plan, and the applicable provisions of the Employment Agreement, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

10.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

Exhibit 10.2

11.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

12.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not confer a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

14.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

15.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

16.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

TYSON FOODS, INC. By: /s/ Donnie Smith_
Title: CEO

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